Exhibit 3.1

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF LIMITED PARTNERSHIP OF SANCHEZ PRODUCTION PARTNERS LP

Pursuant to Section 17-202 of the Revised Uniform Limited Partnership Act of the State of Delaware, the undersigned does hereby certify as follows:

FIRST:  The name of the Limited Partnership is Sanchez Production Partners LP.

SECOND:  Article 1 of the Certificate of Limited Partnership shall be amended as follows:

“1.The name of the Partnership is:  Sanchez Midstream Partners LP.”

Article 3 of the Certificate of Limited Partnership shall be amended as follows:

“3.The name and business address of the sole general partner is:

Sanchez Midstream Partners GP LLC 1000 Main Street, Suite 3000 Houston, Texas 77002”

THIRD:  This Certificate shall become effective on June 2, 2017, at 4:00 p.m. Eastern Time.

IN WITNESS WHEREOF, the undersigned executed this Certificate of Amendment to the Certificate of Limited Partnership on this 2nd day of June, 2017.

SANCHEZ PRODUCTION PARTNERS LP

By: Sanchez Midstream Partners GP LLC,
its general partner

By:	/s/ Charles C. Ward
Name:	Charles C. Ward
Title:	Chief Financial Officer